Exhibit 10.2

SEVERANCE AND FULL AND FINAL RELEASE AGREEMENT

This Severance and Full and Final Release Agreement (“Agreement”) is made and entered into on February 12, 2015, by and between Nevada Property 1 LLC (“COMPANY”) and any and all of its parent entities, related entities, affiliated entities, predecessors, successors, assigns, agents, insurers, representatives, employees, officers, directors, managers, members, and owners (“RELEASEES”), and Tom McCartney (“EMPLOYEE”) (collectively, the “parties”).

WHEREAS, EMPLOYEE was employed pursuant to an Employment Agreement entered into on December 6, 2011, and amended as of November 13, 2014 (the “Employment Agreement”);

WHEREAS, the “Specific Term” defined in the Employment Agreement is defined as commencing on January 1, 2012 and terminating on April 1, 2015;

WHEREAS, the parties have agreed to amicably end the employer–employee relationship effective February 13, 2015;

WHEREAS, EMPLOYEE’s last day of employment with the COMPANY shall be February 13, 2015 (the “Termination Date”);

WHEREAS, EMPLOYEE’S termination paperwork shall reflect that EMPLOYEE’s employment with the COMPANY ended because of a change in senior leadership;

WHEREAS, the COMPANY and EMPLOYEE are parties to that certain Incentive Award Agreement, made effective as of March 27, 2013 (as amended, the “MIP Agreement”);

WHEREAS, the MIP Agreement incorporates terms and conditions set forth in The Cosmopolitan of Las Vegas Management Incentive Award Plan, made effective as of March 27, 2013 (as amended, the “MIP Plan” and, together with the MIP Agreement, the “MIP Documents”);

WHEREAS, the COMPANY and EMPLOYEE are parties to that certain Exit Award Agreement, made effective as of March 27, 2013 (as amended, the “Exit Agreement”);

WHEREAS, the Exit Agreement incorporates terms and conditions set forth in The Cosmopolitan of Las Vegas Management Exit Award Plan, made effective as of March 27, 2013 (as amended, the “Exit Plan” and, together with the Exit Agreement, the “Exit Documents”) (the Exit Documents, together with the MIP Documents, are hereinafter sometimes collectively referred to as the “Executive Comp Documents”);

WHEREAS, EMPLOYEE intends and does expressly release any and all rights and benefits under the Executive Comp Documents with the exception of EMPLOYEE’S right to any and all payments under the Executive Comp Documents as set forth in Section 1.1.5 and 1.1.6 of this Agreement;

WHEREAS COMPANY desires to provide certain consideration to EMPLOYEE in exchange for the promises and agreements contained in this Agreement, including, but not limited to, EMPLOYEE’S agreement to release any and all known and unknown claims he has or might have against COMPANY;

NOW THEREFORE, in consideration of the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1. Consideration.

1.1 provided EMPLOYEE continues to comply with EMPLOYEE’S obligations under this Agreement, COMPANY shall pay EMPLOYEE:

1.1.1 in accordance with Section 15(a) of the Employment Agreement, any earned but unpaid Base Salary for the period ending on February 13, 2015, paid in accordance with the COMPANY’s normal payroll practices;

1.1.2 in accordance with Section 15(a)(y) of the Employment Agreement (provided, however, that the parties have agreed to a severance period of a greater length than the nine (9) month period set forth in the Agreement) for the period commencing on February 14, 2015 and ending on January 1, 2016, paid in accordance with the COMPANY’s normal payroll practices;

1.1.3 at the time and in the manner consistent with payments to other eligible recipients (i.e., on or before March 15, 2015) and otherwise in accordance with COMPANY’S 2014 Annual Incentive Plan (the “2014 Incentive Plan”), Employee’s “Earned Award” (as such term is defined in the 2014 Incentive Plan), less ordinary taxes and withholding;

1.1.4 for a period of commencing on the Termination Date and ending on December 31, 2015, either, at COMPANY’S discretion, COMPANY shall (a) continue EMPLOYEE on COMPANY’S sponsored insurance plans, or (b) pay COBRA continuation payments for EMPLOYEE and EMPLOYEE’s dependents, provided, however, consistent with the terms of the Employment Agreement, if EMPLOYEE becomes eligible for health and insurance coverage from a new employer during the above-described period, then COMPANY’S obligations as described in this Section 1.1.4 shall immediately cease;

1.1.5 the balance of your “Incentive Award” (as such term is defined in the MIP Documents), if any, as determined (including the timing of any required payments) pursuant to the terms of the MIP Documents, less all applicable taxes and withholding, in full satisfaction of any amounts owed to EMPLOYEE under the MIP Documents; and

1.1.6 the balance of your “Exit Award” (as such term is defined in the Exit Documents), if any, as determined (including the timing of any required payments) pursuant to the terms of the Exit Documents, less all applicable taxes and withholding, in full satisfaction of any amounts owed to EMPLOYEE under the Exit Documents.

EMPLOYEE expressly acknowledges and agrees that EMPLOYEE would not otherwise be entitled to the consideration set forth in this Agreement were it not for the covenants, promises, and releases herein, and that consideration provided by the COMPANY constitutes good and valuable consideration for the release by EMPLOYEE in Section 3, below. EMPLOYEE expressly acknowledges that COMPANY is providing good and valuable consideration to support this Agreement above and beyond any duties otherwise owed to EMPLOYEE as a matter of law.

2. No Amounts Owing, No Admission of Liability. EMPLOYEE acknowledges that, as of the Termination Date and except as otherwise expressly stated in this Agreement, EMPLOYEE will have received all salary, wages, compensation and benefits due EMPLOYEE from COMPANY as a matter of fact and law. EMPLOYEE understands and agrees that as of Termination Date, and except as otherwise expressly stated herein in Section 1 hereof, no wages, commissions, bonuses, benefits, or other compensation will be due EMPLOYEE. Further, EMPLOYEE and COMPANY hereby represent and warrant that this Agreement is not in any respect an admission or statement of liability or wrongdoing by EMPLOYEE or COMPANY. It is an Agreement intended to avoid the cost and expense of any dispute resolution and/or litigation.

3. General Release of Claims By EMPLOYEE. As consideration and inducement to the COMPANY to grant EMPLOYEE the consideration described in Section 1 above, EMPLOYEE, for himself, his heirs, executors, administrators and assigns, unconditionally releases COMPANY and RELEASEES, from any claims, charges, complaints or grievances of any nature whatsoever whether known or unknown, which EMPLOYEE has, might have or ever has had against the COMPANY or RELEASEES by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including his execution of this Agreement. This release is comprehensive and includes any claim that EMPLOYEE could assert against the COMPANY or RELEASEES including, but not limited to, claims arising from or related to the Executive Comp Documents. This release is intended to be as comprehensive as can be conceived and the law will allow, and includes, but is not limited to claims based on: (i) those arising under Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act (the “ADEA”); the Genetic Information and Notification Act; the Lilly Ledbetter Act; the Family Medical Leave Act, as amended; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991, as amended; the Worker Adjustment and Retraining Notification Act; the Nevada Fair Employment Practices Act; Nevada and Federal Occupational Safety and Health Acts; the Sarbanes Oxley Act; any other federal, state or local law (statutory or decisional), regulation or ordinance, and (ii) any tort and/or contract claims (implied or express), including, but not limited to, any claims of wrongful/tortious discharge, breach of the covenant of good faith and fair dealing, defamation, emotional distress, nonphysical injury, personal injury or sickness or other harm.

EMPLOYEE further agrees not to institute any legal actions against COMPANY or RELEASEES for any claim arising out of his employment or the cessation thereof, excluding any claim to enforce his rights under this Agreement. If any claim is not subject to release, to the extent permitted by law, EMPLOYEE waives any right or ability to damages of any kind, recoupment of attorneys fees and costs, be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which COMPANY or any other of the RELEASEES is a party.

4. Full and Knowing Waiver of ADEA Claims. In addition to the waivers and releases set forth in Section 4, EMPLOYEE expressly waives any and all rights under the Age Discrimination in Employment Act, 29 U.S.C. § 626. EMPLOYEE is advised to consult with an attorney before executing this Agreement.

By signing this Agreement, EMPLOYEE certifies that:

4.1. He has carefully read and fully understands this Agreement;

4.2. He was advised by the COMPANY through this writing to consult with an attorney before signing this Agreement;

4.3. COMPANY hereby allows EMPLOYEE a period of twenty-one (21) calendar days, running from the receipt of this Agreement, to consider this Agreement before signing it;

4.4. EMPLOYEE may revoke his release of any claims based on the Age Discrimination in Employment Act in this Agreement within seven (7) calendar days after the date EMPLOYEE signs this Agreement (the “Revocation Period”). EMPLOYEE agrees that if he wishes to revoke this Agreement, he must notify COMPANY in writing by sending a revocation notice to Nevada Property 1 LLC, c/o People Department, 3708 Las Vegas Boulevard South, Las Vegas, Nevada 89109, which writing must be delivered on or before the expiration of the Revocation Period. In the event this Agreement is signed prior to the expiration of the twenty-one (21) calendar day review period contained herein, EMPLOYEE acknowledges that he voluntarily and knowingly agrees to waive his entitlement to take twenty-one (21) days to consider this Agreement;

4.5 This Agreement does not prevent EMPLOYEE from raising an age discrimination claim arising from facts and events occurring after the Effective Date of this Agreement; and

4.6. EMPLOYEE agrees to the terms knowingly, voluntarily and without intimidation, coercion or pressure.

5. No Outstanding Claims or Causes of Action. EMPLOYEE affirms that he has not filed any complaints, claims, charges or actions against the COMPANY or RELEASEES with any federal, state or local agency or court based on actions occurring at any time up to the date of EMPLOYEE’S execution of this Agreement. EMPLOYEE understands and agrees that if any action is brought by a third party with regard to the claims and causes of action released in this Agreement, he will not accept any payments or monetary relief relating to any such claims or causes of action. Nothing in this Section affects, limits, or releases any rights EMPLOYEE has or may have under the Nevada Worker’s Compensation statutory scheme applicable to employees injured on the job in Nevada, or any other right or claim which cannot be released as a matter of law.

EMPLOYEE further affirms that EMPLOYEE has not been retaliated against for reporting any allegations of wrongdoing by COMPANY or the RELEASEES or any of their respective officers, including any allegations of corporate fraud or wrongdoing of any kind.

6. Confidentiality and Non-Disparagement. EMPLOYEE agrees that, unless he is compelled to do so by law, he will not disclose to any other person any information regarding the existence or substance of this Agreement, except that he may discuss the terms of this Agreement with his tax advisor or an attorney with whom EMPLOYEE chooses to consult regarding the consideration reflected in this Agreement, provided that any such individual agrees to keep that information strictly confidential and disclose it to no other person. EMPLOYEE affirms that he has not made any prior disclosures that, if made after signing this Agreement, would have violated this obligation of confidentiality. EMPLOYEE further agrees that he will not initiate or participate in any discussion or communication concerning or relating to his employment with COMPANY and/or the cessation of his employment except as it relates to describing his general duties for purposes of seeking future employment. If, and only if, another person asks EMPLOYEE about his departure from the COMPANY, his response shall be limited to the following statement or its reasonable equivalent: “My position ended with the change in top leadership at the COMPANY. There is really nothing more to talk about.” In addition, EMPLOYEE agrees not to disparage or say or write negative things about COMPANY or RELEASEES. EMPLOYEE also agrees not to initiate or participate in any discussion or communication that disparages or reflects negatively on COMPANY or RELEASEES. EMPLOYEE understands that the confidentiality of this Agreement and this non-disparagement provision are material parts of the consideration he is giving to COMPANY in this Agreement and for which COMPANY is providing the consideration identified in Section 1 above, and but for these obligations, COMPANY would not have entered into this Agreement.

7. Confidential Company Information and Continued Obligations. EMPLOYEE expressly understands and agrees that he continues to be bound by all applicable policies and agreements, including, but not limited to Sections 11(a)(i)(A)(y), 11(a)(iv), 11(a)(v), 11(b), 11(d), 11(e), 12, 20, 21, 22, 23, 24, 26 through 37 of the Employment Agreement. EMPLOYEE further expressly understands and agrees to maintain any and all COMPANY and/or RELEASEES “Confidential Information” with which he became familiar during his employment. Confidential Information relates to the COMPANY and/or RELEASEES, and their respective customers, suppliers, officers, directors and employees. Confidential Information further includes, but is not limited to: (i) Trade Secrets; (ii) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (iii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iv) marketing information, such as marketing plans and procedures, product plans, procurement and pricing practices and policies, manuals, and marketing strategies; (v) supplier information, including the identity of COMPANY’s suppliers, their names and addresses, the identity of supplier representatives responsible for entering into contracts with COMPANY, the amounts paid by COMPANY to such suppliers, and related information; (vi) customer information, such as the names and addresses of COMPANY’s customers, the identity of customer representatives, specific customer preferences, needs and requirements, customer lists, notations of customers (in or as part of a rolodex or in any other form), and leads and referrals to prospective customers; and (vii) personnel information regarding COMPANY and/or RELEASEES employees, such as the identity and number of COMPANY’s employees, their salaries, bonuses, benefits, skills, duties, qualifications, and abilities.

8. Neutral Reference. EMPLOYEE will not direct any prospective employers to contact any COMPANY employee or manager. Rather, EMPLOYEE will direct any prospective employers to contact COMPANY’S Senior Vice President of People at (702) 698-1141. Provided EMPLOYEE’s written authorization to release such information is provided, the prospective employer should be able to verify EMPLOYEE’S dates of service, job title, and current employment status. Information regarding eligibility for rehire will not be provided consistent with COMPANY policy. COMPANY will exercise good faith efforts to provide only this information but, due to the size and number of employees at COMPANY, and due to the confidential nature of this settlement, COMPANY is not responsible for statements made by COMPANY personnel if prospective employers contact anyone at COMPANY individually instead of as expressly directed in this paragraph.

9. Agreement Not To Seek Or Accept Future Employment. EMPLOYEE agrees that, because of circumstances unique to him, EMPLOYEE is not qualified for reemployment with COMPANY now or in the future. EMPLOYEE promises that he will not apply for or accept future employment with COMPANY and, that in the event he does apply for such employment, COMPANY may reject his application legitimately and lawfully solely because EMPLOYEE breached this promise.

10. Violation of Agreement. EMPLOYEE agrees and acknowledges that should he violate any material term of this Agreement, the amount of damages COMPANY would suffer as a result of such violation would be difficult to ascertain. Therefore, EMPLOYEE agrees and acknowledges that in the event of a breach of any material term of this Agreement, the COMPANY shall be entitled to injunctive relief, and all costs and fees, including reasonable attorney’s fees and costs, incurred in arising from initiation of any litigation or other proceeding in order to enforce this Agreement or the duties of EMPLOYEE in relation thereto.

11. Intentionally Omitted.

12. Nevada Law. The Agreement has been executed in Nevada, and Nevada law shall be used to interpret the Agreement. Any legal action involving the Agreement shall be initiated solely in Las Vegas, Nevada, USA.

13. Partial Invalidity & Enforcement. If any term or provision of the Agreement shall be declared invalid or unenforceable, the remainder of the Agreement or the application of such term provision other than those which are held invalid or unenforceable shall not be affected thereby.

14. Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

15. Entire Agreement. This Agreement embodies the entire agreement of the parties and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied between the parties. The parties acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in the Agreement; that they have not executed the Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances not expressly set forth in the Agreement, and that no representation, inducement, promise, agreement or warranty not contained in the Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of the Agreement, shall be valid or binding, unless executed in writing by all of the parties to the Agreement.

16. Full and Knowing Waiver. By signing the Agreement, EMPLOYEE certifies that EMPLOYEE has had a meaningful opportunity to carefully read and fully understands this Agreement and consult with a lawyer of his choosing, and that EMPLOYEE agrees to the terms knowingly, voluntarily and without intimidation, duress, coercion or pressure.

17. Amendments. No addition, modification, amendment or waiver of any part of the Agreement shall be binding or enforceable unless executed in writing by both parties hereto.

18. Successors and Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by EMPLOYEE without prior written consent of an executive officer of COMPANY.

19. No Interpretation Against Drafter. This Agreement is the product of negotiations between the parties and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

Signatures appear on the following page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TOM MCCARTNEY		NEVADA PROPERTY 1 LLC

Tom McClartney		Anthony Pearl
Tom McClartney (Feb 20, 2015)		Anthony Pearl (Feb 20, 2015)

		NAME:	Anthony Pearl

		TITLE:	General Counsel

Date:	Feb 20, 2015	DATE:	Feb 20, 2015

NEVADA PROPERTY 1 LLC

Daniel Espino
Daniel Espino (Feb 20, 2015)

		NAME:	Daniel Espino

		TITLE:	Vp People

		DATE:	Feb 20, 2015